Exhibit 23.4

Consent of Independent Auditors

The Member

Corpus Christi Pipeline GP, LLC:

We consent to the use of our report dated March 7, 2017 with respect to the balance sheets of Corpus Christi Pipeline GP, LLC as of December 31, 2016 and 2015, and the related statements of operations, member’s equity, and cash flows for each of the years in the two-year period ended December 31, 2016 and for the period from September 11, 2014 through December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Houston, Texas

November 2, 2017